Exhibit 1.13

ARTICLES OF INCORPORATION
OF
[INSERT NAME]

     I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act (the “Act”), do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I

     The name of the corporation is [INSERT NAME] (the “Corporation”).

ARTICLE II

     The period of the duration of the Corporation is perpetual.

ARTICLE III

     The Corporation is organized for the purpose of transacting any or all lawful business for which corporations may be incorporated under the Act.

ARTICLE IV

     The aggregate number of shares which the Corporation shall have authority to issue is Five Thousand (5000) shares of common stock, all of which are to have a par value of One Dollar ($1.00). The Corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

ARTICLE V

     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1000), consisting of money, labor done or property actually received.

ARTICLE VI

     The street address of the initial registered office of the Corporation is:

One Commodore Plaza
800 Brazos, Suite 330
Austin, Texas 78701-2507;

and the name of the initial registered agent of the Corporation at such address is The United States Corporation Company.

ARTICLE VII

     The number of directors of the Corporation may be fixed by the By-laws of the Corporation. The initial Board of Directors of the Corporation shall be comprised of three (3) persons. The number of directors may be either increased or decreased from time to time as provided for in the By-laws of the Corporation, but shall never be fewer than three (3). The names and addresses of the initial directors of the Corporation, who are to serve as the directors until the first annual meeting of the shareholders or until their successors are elected and qualified, are:

Name	Address
Benjamin P. Butterfield	700 N.W. 107th Avenue
Miami, Florida 33172

Steven E. Lane	10707 Clay Road
Houston, Texas 77041

L. Christian Marlin	700 N.W. 107th Avenue
Miami, Florida 33172.

ARTICLE VIII

     The name and address of the person signing these Articles of Incorporation as incorporator are:

ARTICLE IX

     The power to alter, amend or repeal the By-laws of the Corporation shall be vested in each of the Board of Directors and the shareholders of the Corporation. The shareholders of the Corporation may amend or adopt a by-law that fixes a greater quorum or voting requirement for shareholders (or voting groups of shareholders) than is required by law.

ARTICLE X

     A. No director of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article X shall not authorize the elimination or limitation of liability of a director of the Corporation to the extent the director is found liable for: (i) a breach of such director’s duty of loyalty to the Corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of such director of the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     B. If the Act, the Texas Miscellaneous Corporation Laws Act or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the Act, the Texas Miscellaneous Corporation Laws Act and such other applicable Texas statute, as so amended, and such limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director of the Corporation provided by the foregoing provisions of this Article X.

     C. Any repeal of or amendment to this Article X shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.

     D. The Corporation shall indemnify any officer, director or incorporator, or any former officer, director or incorporator, of the Corporation to the fullest extent permitted by law.

ARTICLE XI

     The Corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as incorporator thereof this    day of    , 200   .

                                      , Incorporator

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